UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2022

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	BCO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule
405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    Departure of Chief Financial Officer

On August 9, 2022, Ronald J. Domanico notified The Brink’s Company (the “Company”) that he would step down as Executive Vice President and Chief Financial Officer of the Company, effective August 24, 2022. Mr. Domanico will remain employed by the Company to assist with the transition of his role and will continue to serve as President of Brink’s Capital, LLC and be responsible for the Company’s Sustainability Program. There are no disagreements between the Company and Mr. Domanico, and his departure is not related to the operations, policies or practices of the Company or any issues regarding the Company’s financial statements or accounting policies or practices.

    Appointment of Chief Financial Officer

On August 9, 2022, the Company announced that Kurt B. McMaken, age 52, will join the Company on August 24, 2022 as Executive Vice President and Chief Financial Officer (principal financial officer).

Mr. McMaken has served in a number of financial and management roles of increasing responsibility at Eaton Corporation plc, an intelligent power management company (“Eaton”), since 2001, most recently as Senior Vice President, Operations Finance and Transformation. Prior to that, Mr. McMaken served in Audit & Business Advisory Services at PricewaterhouseCoopers LLP from 1992 to 1999. Mr. McMaken has a Bachelor of Science degree from Georgetown University and a Master of Business Administration degree from the University of Chicago Booth School of Business.

In connection with Mr. McMaken’s employment commencing on August 24, 2022 and in anticipation of the Company’s Board of Directors appointing Mr. McMaken as Executive Vice President and Chief Financial Officer, the Company and Mr. McMaken entered into an offer letter, which provides for the following compensation and benefits:

Annual Base Salary	$600,000.
Annual Bonus	Participation in the Brink’s Incentive Plan (“BIP”) with a target of 80% of earned base salary, with the actual payout ranging from 0% to 200% of target, subject to a maximum of 160% of earned base salary. The 2022 bonus payment will not be prorated based on the full calendar year through December 31, 2022.

Long-Term Incentive Awards
Eligibility for equity awards consistent with those granted to other senior executives of Company, with a target long-term incentive opportunity of $2.1 million (the “LTI”). These awards will consist of the following, subject to the approval of the Compensation and Human Capital Committee (the “Committee”)
•25% of the LTI composed of restricted stock units (“RSUs”), which will vest in three equal annual installments; and
•25% of the LTI composed of relative total shareholder return performance share units, which have a three-year performance period ending December 31, 2024 with a payout between 0% and 200% of target shares based on total shareholder return goals approved by the Committee.
•50% of the LTI composed of internal metric performance share units (“IM PSUs”), which have a three-year performance period ending December 31, 2024, with a payout between 0% and 200% of target shares based on achievement of a three-year total non-GAAP EBITDA target.

Additionally, Mr. McMaken will be eligible for a sign-on target long term incentive opportunity of $1.3 million, subject to the approval of the Committee (the “Sign-on LTI”), which is intended to buy out equity that will be forfeited by Mr. McMaken with his former employer. The Sign-on LTI consists of the following, subject to the approval of the Committee:
•40% of the Sign-on LTI composed of IM PSUs with the same terms as noted above and
•60% of the Sign-on LTI composed of RSUs, which will vest in two equal annual installments.

Sign-on Bonus	Mr. McMaken will receive a one-time cash payment of $500,000 at a date to be agreed upon Mr. McMaken and the Company, which is intended to provide near term cash flow that Mr. McMaken will forfeit by leaving his former employer and must be repaid in full in the event Mr. McMaken voluntarily leaves the Company within 12 months of his start date.
Employee Benefits
Mr. McMaken will be eligible for the following employee benefits:
•Employee benefits and perquisites on the same basis as other senior executives of the Company; and
•Relocation assistance pursuant to the Company’s relocation policy up to $100,000, as well as a taxable, temporary housing reimbursement of up to $5,000 per month for the 12-month period from Mr. McMaken’s start date.

Termination and Change in Control Benefits	Mr. McMaken will be eligible to participate in the Company’s Severance Pay Plan as a Tier 2 Participant. Additionally, Mr. McMaken will also be eligible to participate in the Company’s Change in Control Plan.
Stock Ownership Guidelines	Consistent with the Company’s Executive Officer Stock Ownership Guidelines, Mr. McMaken will be subject to a stock ownership guideline of three times base salary.

Item 8.01	Other Events.
On August 9, 2022, the Company issued a press release related to the hiring of Mr. McMaken. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

Item 9.01		Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press Release, dated August 9, 2022, issued by The Brink's Company

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRINK’S COMPANY (Registrant)

Date: August 9, 2022	By:	/s/ Lindsay K. Blackwood
Lindsay K. Blackwood
Executive Vice President